Exhibit 21.1

SUBSIDIARIES OF
WESTERN REFINING LOGISTICS, LP

Subsidiary	Jurisdiction of Organization
Western Refining Pipeline, LLC	New Mexico
Western Refining Terminals, LLC	Delaware